SUB-INVESTMENT ADVISORY AGREEMENT

THE DREYFUS CORPORATION
200 Park Avenue
New York, New York 10166

[Date]

Thompson, Plumb & Associates, Inc.
1200 John Q. Hammons Drive
Madison, Wisconsin 53717

Ladies and Gentlemen:

          As you are aware, Dreyfus Premier Manager Funds II (the "Fund") desires to employ the capital of the series named on Schedule 1 hereto, as such Schedule may be revised from time to time (each, a "Series"), by investing and reinvesting the same in investments of the type and in accordance with the limitations specified in the Fund's charter documents and in the Series' Prospectus and Statement of Additional Information as from time to time in effect, copies of which have been or will be submitted to you, and in such manner and to such extent as from time to time may be approved by the Fund's Board. The Fund employs The Dreyfus Corporation (the "Adviser") to act as its investment adviser pursuant to a written agreement (the "Management Agreement"), a copy of which has been furnished to you. The Adviser desires to employ you to act as the Series' sub-investment adviser.

          In connection with your serving as sub-investment adviser to the Series, it is understood that from time to time you will employ or associate with yourself such person or persons as you may believe to be particularly fitted to assist you in the performance of this Agreement. Such person or persons may be officers or employees who are employed by both you and the Fund. The compensation of such person or persons shall be paid by you and no obligation may be incurred on the Fund's behalf in any such respect.

          Subject to the supervision and approval of the Adviser and the Fund's Board, you will provide investment management of the Series' portfolio in accordance with the Series' investment objective(s), policies and limitations, as stated in the Series' Prospectus and Statement of Additional Information and the Fund's charter documents as from time to time in effect. In connection therewith, you will supervise the Series' investments and conduct a continuous program of investment, evaluation and, if appropriate, sale and reinvestment of the Series' assets. You agree that, in placing any orders with selected brokers and dealers, you will attempt to obtain the best net result in terms of price and execution. Consistent with this obligation and in accordance with applicable securities law, you, in your discretion, may purchase and sell portfolio securities from and to brokers and dealers who sell shares of the Series or provide the Fund, the Adviser's other clients, or your other clients with research, analysis, advice and similar services. You may pay to brokers and dealers, in return for such research and analysis, a higher commission or spread than may be charged by other brokers and dealers, subject to your good faith determination that such commission or spread is reasonable in terms either of the particular transaction or of your overall responsibility to the Series, the Fund and your other clients and that the total commissions or spreads paid by the Series will be reasonable in relation to the benefits to the Series over the long term. In no instance will portfolio securities be purchased from or sold to you, or any person affiliated with you, except in accordance with the applicable securities laws and the rules and regulations thereunder and any exemptive order then currently in effect. Proxies of companies held in the Series' portfolio shall be voted as described in the Series' Prospectus and Statement of Additional Information, and you shall not be required to assume any responsibility for the voting of such proxies without your prior consent.

          You will furnish to the Adviser or the Fund such statistical information, with respect to the investments which the Series may hold or contemplate purchasing, as the Adviser or the Fund may reasonably request. The Fund and the Adviser wish to be informed of important developments materially affecting the Series' portfolio and shall expect you, on your own initiative, to furnish to the Fund or the Adviser from time to time such information as you may believe appropriate for this purpose.

          You will maintain all required books and records with respect to the securities transactions of the Series, and will furnish the Board and Adviser with such periodic and special reports as the Board or Adviser reasonably may request. You hereby agree that all records which you maintain for the Adviser are the property of the Adviser or Fund, and agree to preserve for the periods prescribed by applicable law any records which you maintain for the Adviser and which are required to be maintained, and further agree to surrender promptly to the Adviser any records which you maintain for the Adviser upon request by the Adviser, provided that you will be provided reasonable opportunity to create and maintain copies of applicable records.

          You shall exercise your best judgment in rendering the services to be provided hereunder, and the Adviser agrees as an inducement to your undertaking the same that you shall not be liable hereunder for any error of judgment or mistake of law or for any loss suffered by the Series or the Adviser, provided that nothing herein shall be deemed to protect or purport to protect you against any liability to the Adviser, the Fund or the Series' security holders to which you would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of your duties hereunder, or by reason of your reckless disregard of your obligations and duties hereunder. The Fund is expressly made a third party beneficiary of this Agreement with rights as respect to the Series to the same extent as if it had been a party hereto.

          You shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Series or the Adviser in connection with the matters to which this Agreement relates, except for a loss resulting from willful misfeasance, bad faith or gross negligence on your part in the performance of your duties or from reckless disregard by you of your obligations and duties under this Agreement.

          In consideration of services rendered pursuant to this Agreement, the Adviser will pay you on the fifteenth day of each month a fee at the annual rate set forth on Schedule 1 hereto.

          Net asset value shall be computed on such days and at such time or times as described in the Series' then-current Prospectus and Statement of Additional Information. The fee for the period from the date of the commencement of the public sale of the Series' shares to the end of the month during which such sale shall have been commenced shall be pro-rated according to the proportion which such period bears to the full monthly period, and upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable within 10 business days of the date of termination of this Agreement.

          For the purpose of determining fees payable to you, the value of the Series' net assets shall be computed in the manner specified in the Fund's charter documents for the computation of the value of the Series' net assets.

          You will bear all expenses in connection with the performance of your services under this Agreement. All other expenses to be incurred in the operation of the Series (other than those borne by the Adviser) will be borne by the Fund, except to the extent specifically assumed by you. The expenses to be borne by the Fund include, without limitation, the following: taxes, interest, loan commitment fees, interest and distributions paid on securities sold short, brokerage fees and commissions, if any, fees of Board members who are not officers, directors, employees or holders of 5% or more of the outstanding voting securities of you or the Adviser or any affiliate of you or the Adviser, Securities and Exchange Commission fees and state Blue Sky qualification fees, advisory fees, charges of custodians, transfer and dividend disbursing agents' fees, certain insurance premiums, industry association fees, outside auditing and legal expenses, costs of independent pricing services, costs of maintaining the Fund's existence, costs attributable to investor services (including, without limitation, telephone and personnel expenses), costs of preparing and printing prospectuses and statements of additional information for regulatory purposes and for distribution to existing stockholders, costs of stockholders' reports and meetings, and any extraordinary expenses.

          The Adviser understands that you now act, and that from time to time hereafter you may act, as investment adviser or sub-investment adviser to one or more investment companies and fiduciary or other managed accounts, and the Adviser has no objection to your so acting, provided that when purchase or sale of securities of the same issuer is suitable for the investment objectives of two or more companies or accounts managed by you which have available funds for investment, the available securities will be allocated, to the extent applicable, in a manner believed by you to be equitable to each such company or account. It is recognized that in some cases this procedure may adversely affect the price paid or received by the Series or the size of the position obtainable for or disposed of by the Series.

          In addition, it is understood that the persons employed by you to assist in the performance of your duties hereunder will not devote their full time to such services and nothing contained herein shall be deemed to limit or restrict your right or the right of any of your affiliates to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

          This Agreement shall continue until [Second Anniversary Date], and thereafter shall continue automatically for successive annual periods ending on [Anniversary Date] of each year, provided such continuance is specifically approved at least annually by (i) the Fund's Board or (ii) vote of a majority (as defined in the Investment Company Act of 1940, as amended) of the Series' outstanding voting securities, provided that in either event its continuance also is approved by a majority of the Fund's Board members who are not "interested persons" (as defined in said Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable without penalty (i) by the Adviser upon 60 days' notice to you, (ii) by the Fund's Board or by vote of the holders of a majority of the Series' shares upon 60 days' notice to you, or (iii) by you upon not less than 90 days' notice to the Fund and the Adviser. This Agreement also will terminate automatically in the event of its assignment (as defined in said Act). In addition, notwithstanding anything herein to the contrary, if the Management Agreement terminates for any reason this Agreement shall terminate effective upon the date the Management Agreement terminates.

          No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

          This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to contracts entered into and to be performed solely in the State of New York, without regard to the principles of conflict of laws, provided that nothing herein shall be construed in a manner inconsistent with the Investment Company Act of 1940, as amended, or the Investment Advisers Act of 1940, as amended.

          In the event that any one or more of the provisions contained in this Agreement is held invalid, illegal, or unenforceable in any respect for any reason, the validity, legality, and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby.

          If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.

Very truly yours, THE DREYFUS CORPORATION By:

Accepted:

THOMPSON, PLUMB & ASSOCIATES, INC.

By:
       Thomas G. Plumb, Vice President

SCHEDULE 1

Name of Series

Dreyfus Premier Balanced Opportunity Fund

Annual Fee

As compensation for the sub-investment advisory and certain administrative services provided to the Series by you:

(A)	The Adviser shall pay you a monthly fee in the amount of 100% of the management fee paid by the Series to the Adviser for such month pursuant to the Management Agreement, less any fees waived or expenses reimbursed by the Adviser as a result of any expense limitation in effect or as otherwise agreed to by you and the Adviser, on Series' assets attributable to Series shares issued in the name of or for the benefit of your clients resulting from the investment adviser-client relationship between you or your affiliates and such clients.

(B)	With respect to all other Series assets, the Adviser shall pay you, out of the management fee it receives from the Series, and only to the extent thereof, a monthly fee at the annual rate of 0.30% of the average daily net asset value of such assets up to $300 million and 0.25% of the average daily net asset value of such assets in excess of $300 million.